Exhibit 99.1
For Immediate Release
Rocco B. Commisso Withdraws His Offer to Take
Mediacom Communications Private

Middletown, New York — August 31, 2010 — Rocco B. Commisso, the founder, Chairman and Chief Executive Officer of Mediacom Communications Corporation (Nasdaq: MCCC), today announced that he has withdrawn his May 31, 2010 non-binding offer to purchase all of the shares of Mediacom not currently owned by him. Mr. Commisso reached this decision after the Special Committee of Mediacom’s Board of Directors rejected a meaningful increase to his initial offer price, and despite Mr. Commisso’s agreement that acceptance of such offer would be subject to the approval of the holders of a majority of shares of Mediacom that Mr. Commisso does not own.
In commenting on the determination of the Special Committee, Mr. Commisso stated “I am very disappointed with the highly unusual process and ground rules established by the Special Committee and its financial and legal advisors to evaluate my proposal. I firmly believe that the Special Committee’s decision is not in the best interests of Mediacom’s shareholders.”
Mr. Commisso expressed particular frustration that the Special Committee’s rejection of his revised offer deprived Mediacom’s public shareholders of the opportunity to decide for themselves whether or not to accept a price for their shares that represents a significant premium to the closing price of Mediacom shares on the trading day immediately prior to the May 31st offer and to the average closing price over the six-month period prior to such date.
Based on the rejection of the offer, Mr. Commisso has determined to withdraw his proposal and terminate discussions with the Special Committee. He reiterated that he currently has no interest in entering into a transaction to sell his Mediacom shares. He remains focused, as he has been since founding Mediacom in 1995, on working with the Company’s dedicated management team to lead Mediacom’s 4,500 employees in providing quality services to Mediacom’s customers and delivering value to all of its shareholders.
Contact:
Rocco B. Commisso
845-695-2600